CENTRE SQUARE
                      1500 Market Street, Philadelphia, PA

                                  PURCHASE AND
                                 SALE AGREEMENT

                                     BETWEEN

                               CENTRE SQUARE TWO,
                       a Pennsylvania general partnership,
                                       and
                                 CENTRE SQUARE,
                       a Pennsylvania general partnership,

                                   AS SELLER,

                                       AND

                             HRPT Properties Trust,

                    a Maryland real estate investment trust,

                                  AS PURCHASER


                            As of September 30, 2002


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                                TABLE OF CONTENTS
                                                                          Page #

ARTICLE I PURCHASE AND SALE

    Section 1.1   Agreement of Purchase and Sale...............................1

    Section 1.2   Property Defined.............................................2

    Section 1.3.  Purchase Price...............................................2

    Section 1.4   Payment of Purchase Price....................................2

    Section 1.5   Deposit......................................................3

    Section 1.6   Escrow Agent.................................................3


ARTICLE  II TITLE AND SURVEY

    Section 2.1   Title Inspection Period......................................4

    Section 2.2   Title Examination............................................4

    Section 2.3   Pre-Closing "Gap" Title Defects..............................5

    Section 2.4   Permitted Exceptions.........................................5

    Section 2.5   Conveyance of Title..........................................6


ARTICLE III REVIEW OF PROPERTY

    Section 3.1   Right of Inspection..........................................6

    Section 3.2   Environmental Reports........................................7

    Section 3.3   Right of Termination.........................................7

    Section 3.4   Review of Tenant Estoppels...................................8


ARTICLE IV  CLOSING

    Section 4.1   Time and Place...............................................9

    Section 4.2   Seller's Obligations at Closing..............................9


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    Section 4.3   Purchaser's Obligations at Closing..........................11

    Section 4.4   Credits and Prorations......................................12

    Section 4.5   Transaction Taxes and Closing Costs.........................15

    Section 4.6   Conditions Precedent to Obligations of Purchaser............16

    Section 4.7   Conditions Precedent to Obligations of Seller...............16


ARTICLE V  REPRESENTATIONS, WARRANTIES AND COVENANTS

    Section 5.1   Representations and Warranties of Seller....................17

    Section 5.2   Knowledge Defined...........................................19

    Section 5.3   Survival of Seller's Representations and Warranties.........19

    Section 5.4   Covenants of Seller.........................................20

    Section 5.5   Representations and Warranties of Purchaser.................21

    Section 5.6   Survival of Purchaser's Representations and Warranties......22

    Section 5.7   Certain Covenants of Seller and Purchaser Regarding
                     Elevators................................................22


ARTICLE VI  DEFAULT

    Section 6.1   Default by Purchaser........................................23

    Section 6.2   Default by Seller...........................................23

    Section 6.3   Recoverable Damages.........................................23


ARTICLE VII  RISK OF LOSS

    Section 7.1       Minor Damage or Condemnation............................23

    Section 7.2       Major Damage............................................24

    Section 7.3       Definition of "Major" Loss or Damage....................25


ARTICLE VIII  COMMISSIONS

    Section 8.1   Brokerage Commissions.......................................25

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ARTICLE IX  DISCLAIMERS AND WAIVERS

    Section 9.1   No Reliance on Documents....................................25

    Section 9.2   AS-IS SALE; DISCLAIMERS.....................................26

    Section 9.3   Survival of Disclaimers.....................................27


ARTICLE X  MISCELLANEOUS

    Section 10.1  Confidentiality.............................................27

    Section 10.2  Public Disclosure...........................................27

    Section 10.3  Assignment..................................................28

    Section 10.4  Notices.....................................................29

    Section 10.5  Modifications...............................................30

    Section 10.6  Entire Agreement............................................30

    Section 10.7  Further Assurances..........................................30

    Section 10.8  Counterparts................................................30

    Section 10.9  Facsimile Signatures........................................30

    Section 10.10 Severability................................................30

    Section 10.11 Applicable Law..............................................30

    Section 10.12 No Third-Party Beneficiary..................................30

    Section 10.13 Captions....................................................31

    Section 10.14 Construction................................................31

    Section 10.15 Recordation.................................................31

    Section 10.16 Audit Rights and Tenant Reconciliation Statements...........31

    Section 10.17 Financials..................................................31

    Section 10.18 Non-Liability of Trustees...................................32

             [THE FOLLOWING EXHIBITS HAVE BEEN OMITTED BUT WILL BE FURNISHED SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST.]



         A        DESCRIPTION OF LAND
         B        LIST OF PERSONAL PROPERTY
         C        LIST OF OPERATING AGREEMENTS
         D        LIST OF ENVIRONMENTAL REPORTS
         E        FORM OF TENANT ESTOPPEL CERTIFICATE
         F        TENANT ESTOPPEL STANDARDS
         G        FORM OF DEED
         H        FORM OF BILL OF SALE
         I        FORM OF ASSIGNMENT OF LEASES
         J        FORM OF ASSIGNMENT OF CONTRACTS
         K        FORM OF TENANT NOTICE
         L        FORM OF FIRPTA CERTIFICATE
         M        LIST OF CERTAIN TENANT COSTS AND COMMISSIONS
         N        LIST OF BROKERAGE AGREEMENTS
         O        LIST OF SPECIFIED LITIGATION
         P        LIST OF VIOLATION NOTICES
         Q        RENT ROLL
         R        FORM OF FEE ASSIGNMENT
         S        FORM OF LEASEHOLD ASSIGNMENT
         T        LIST OF EXCEPTIONS TO REPRESENTATIONS IN SECTION 5.1(H)
         U        FORM OF LANDLORD ESTOPPEL CERTIFICATE
         V        LIST OF CERTAIN POST CLOSING TENANT COSTS AND COMMISSIONS
                  FOR WHICH SELLER IS RESPONSIBLE

                           PURCHASE AND SALE AGREEMENT


         This PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of September 30, 2002 (the "Effective Date"), by and between CENTRE SQUARE TWO, a Pennsylvania general partnership (hereinafter sometimes referred to as the "Ground Lessor"), and CENTRE SQUARE, a Pennsylvania general partnership (hereinafter sometimes referred to as the "Ground Lessee"; Ground Lessor and Ground Lessee being hereinafter collectively sometimes referred to as "Seller"), and HRPT Properties Trust, a Maryland real estate investment trust ("Purchaser").


                              W I T N E S S E T H:


                                    ARTICLE I

                                PURCHASE AND SALE

                  Section 1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following:

                  (a)  that  certain   tract  or  parcel  of  land  situated  in
Philadelphia  County,  Pennsylvania,  more  particularly  described in Exhibit A attached hereto and made a part hereof, together with all rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the "Land");

                  (b) the buildings, structures, fixtures and other improvements affixed to or located on the Land, excluding fixtures owned by tenants (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the "Improvements");

                  (c) any and all of Seller's right, title and interest in and to all tangible personal property located upon the Land or within the Improvements, including, without limitation, any and all appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property owned by Seller (excluding cash and any software), located on and used exclusively in connection with the operation of the Land and the Improvements, which personal property includes without limitation the personal property listed on Exhibit B attached hereto (the property described in clause
(c) of this Section 1.1 being herein referred to collectively as the "Personal Property");

                  (d) any and all of Seller's right, title and interest in and to the leases, licenses and occupancy agreements and amendments thereof covering all or any portion of the Real Property (as defined in Section 1.2 hereof), to the extent they are in effect on the date of the Closing (as such term is defined in Section 4.1 hereof) (the property described in clause (d) of this Section 1.1 being herein referred to collectively as the "Leases"), together with all rents, reimbursements of real estate taxes and operating expenses, and other sums due thereunder, including without limitation, any and all amounts payable on account of Seller agreeing to terminate or accept the surrender of, in whole or in part, any Lease (the "Rents") and any and all security deposits in Seller's possession in connection therewith (the "Security Deposits");

                  (e) any and all of Seller's right, title and interest in and to (i) all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property listed and described on Exhibit C attached hereto and made a part hereof, except those agreements that are not assignable or are to be terminated by Seller at Purchaser's request (collectively, the "Operating Agreements"), (ii) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property, (iii) all assignable existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property, and (iv) the non-exclusive right to the name "Centre Square" (the property described in clause (e) of this Section
1.1 being sometimes herein referred to collectively as the "Intangibles"); and

                  (f) any and all of Seller's right, title and interest in and to that certain lease dated November 12, 1970, between I.H. Malone, Hershner Cross, W.E. Forsyth, J.B. McKitterick and R. W. Lewis, as trustees of The General Electric Pension Trust, under agreement dated as of August 31, 1946, as amended, as lessor, and Centre Square, Inc. and Tishman Construction Company of Pennsylvania, Inc., as lessee, recorded in the Office of the Department of Records of the City of Philadelphia in Deed Book PLMcS 136, page 432, as amended by an Amendment to Lease dated December 26, 1973 and recorded in the Office of the Department of Records of the City of Philadelphia in Deed Book DCC 539, page 571, as further amended by a Second Amendment to Lease dated July 28, 1992 and recorded in the Office of the Department of Records of the City of Philadelphia in Deed Book VCS 126, page 479 (the "Ground Lease").

                  Section 1.2 Property Defined. The Land and the Improvements are hereinafter sometimes referred to collectively as the "Real Property." The Land, the Improvements, the Ground Lease, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the "Property."

                  Section 1.3 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for the amount of ONE HUNDRED EIGHTY-SIX MILLION AND NO/100 DOLLARS ($186,000,000.00) (the "Purchase Price").

                  Section 1.4 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available funds to the following bank accounts unless different accounts are designated by Seller in writing to Purchaser prior to the Closing:

                  (a) Ninety-nine percent (99%) of the Purchase Price, as so adjusted, shall be wire transferred to:

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             Bank:  JP Morgan Chase, 270 Park Avenue South, New York, NY 10017
             Account Name: MetLife/REFM Sub-Concentration Account
             Account No.:  323-888445
             ABA No.:  021000021
             with reference to: EP16/A: Centre Square (sale proceeds)

                  (b) One percent (1%) of the Purchase Price, as so adjusted, shall be wire transferred to:

              Bank: JP Morgan Chase, 270 Park Avenue South, New York, NY 10017 Account Name: Met Tower Realty
              Account No.:  002-2-406623
              ABA No.:  021000021
              with reference to: MTR17: Centre Square (sale proceeds)

                  Section 1.5 Deposit. Within two (2) business days after the execution and delivery of this Agreement, Purchaser shall deposit with Title Associates, Inc. (the "Escrow Agent"), having an office at 825 Third Avenue New York, NY 10022, Attention: Neal J. Miranda, SVP/Counsel (phone 212-758-0050 x224 and fax 212 758-8223), as agent for Commonwealth Land Title Insurance Company (the "Title Company"), the sum of FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($4,500,000.00) (together with all interest earned thereon, the "Deposit") in good funds, either by certified bank or cashier's check or by federal wire transfer, together with an executed Form W-9. Escrow Agent shall hold the Deposit in a segregated money market type account entitled J.P. Morgan Money Market Account, administered by Morgan Guaranty Trust Company of New York, 500 Stanton Christiana Road, Newark, DE 19713-2107, in accordance with the terms and conditions of this Agreement. All interest earned on the Deposit shall become a part of the Deposit and, unless Seller shall have received the Deposit as liquidated damages, shall be deemed income of Purchaser, and Purchaser shall be responsible for the payment of all costs and fees imposed on the Deposit account. The Deposit shall be distributed in accordance with the terms of this Agreement. The failure of Purchaser to timely deliver any Deposit hereunder shall be a material default, and shall entitle Seller, at Seller's sole option and remedy, to terminate this Agreement immediately.

                  Section 1.6  Escrow Agent.

                  Escrow Agent shall hold and dispose of the Deposit in accordance with the terms of this Agreement. Seller and Purchaser agree that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent's willful misconduct or gross negligence. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Deposit, or in the event that Escrow Agent receives conflicting instructions from Purchaser and Seller with respect to the Deposit, Escrow Agent shall not disburse the Deposit and shall, at its option, continue to hold the Deposit until both Purchaser and Seller agree as to its disposition or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent shall interplead the Deposit in accordance with the laws of the state in which the Property is located.

                  Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon or for any loss caused by the failure, suspension, bankruptcy or dissolution of the institution in which the Deposit is deposited.

                  Notices to Escrow Agent shall be given by a party or its attorney in writing by (a) reputable overnight delivery service with proof of delivery, or (b) legible facsimile transmission, sent to Escrow Agent at the address set forth above, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to Escrow Agent by the means described in clause (a) above.

                  Escrow Agent shall have no responsibility for information reporting pursuant to ss.6045 of the Internal Revenue Code.

                  Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Sections 1.5 and 1.6 hereof.


                                   ARTICLE II

                                TITLE AND SURVEY


                  Section  2.1  Title  Inspection  Period.   During  the  period
beginning upon August 15, 2002 and ending at 5:00 p.m. (local time at the Property) on October 1, 2002 (hereinafter referred to as the "Title Inspection Period"), Purchaser shall have the right to review (a) a current preliminary title report on the Real Property (which Purchaser has obtained and furnished to Seller), accompanied by copies of all documents referred to in the report; (b) copies of the most recent property tax bills for the Property, which Purchaser received from Seller on August 15, 2002; (c) a survey of the Real Property prepared by a licensed surveyor or engineer hired by Purchaser (the "Survey"); and (d) a copy of a current title commitment and Seller's title insurance policy, which Purchaser received from Seller on August 15, 2002 and August 16, 2002, respectively.

                  Section 2.2 Title Examination. Purchaser shall notify Seller in writing (the "Title Notice") prior to the expiration of the Title Inspection Period which exceptions to title (including survey matters), if any, will not be accepted by Purchaser. If Purchaser fails to notify Seller in writing of its disapproval of any exceptions to title noted in the preliminary title report or survey by the expiration of the Title Inspection Period, Purchaser shall be conclusively deemed to have approved the same. If Purchaser notifies Seller in writing that Purchaser objects to any exceptions to title, Seller shall have five (5) business days after receipt of the Title Notice to notify Purchaser (a) that Seller will remove such objectionable exceptions from title on or before the Closing; provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond thirty (30) days; or (b) that Seller elects not to cause such exceptions to be removed. The procurement by Seller of a commitment for the issuance of the Title Policy (as defined in Section 2.5 hereof) or an endorsement thereto (in form and substance reasonably acceptable to Purchaser) for no additional premium (or at Seller's option, at Seller's expense) insuring Purchaser against any title exception which (i) is a lien or can be removed or cured solely by the payment of money and (ii) was disapproved or deemed disapproved pursuant to this Section 2.2, shall be deemed a cure by Seller of such disapproval. If Seller gives Purchaser notice under clause (b) above, Purchaser shall have ten (10) business days in which to notify Seller that Purchaser will nevertheless proceed with the purchase and take title to the Property subject to such exceptions, or that Purchaser will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser shall fail to notify Seller of its election within said ten-day period, Purchaser shall be deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions; however, in all events, Purchaser shall be deemed to have objected to, and Seller, shall be obligated to remove or cure, the following title exceptions: (i) any title exceptions which are mortgages or similar liens voluntarily entered into by Seller; (ii) any title exceptions voluntarily created by Seller after the date hereof and prior to the Closing; and (iii) any title exceptions which can be removed or cured solely by the payment of money, provided the aggregate cost thereof does not exceed TWENTY-FIVE THOUSAND AND 00/100 DOLLARS ($25,000.00).

                  Section 2.3 Pre-Closing "Gap" Title Defects. Purchaser may, at or prior to Closing, notify Seller in writing (the "Gap Notice") of any objections to title (a) raised by the Title Company (as defined in Section 1.5 hereof) between the expiration of the Title Inspection Period and the Closing and (b) not disclosed by the Title Company or otherwise known to Purchaser prior to the expiration of the Title Inspection Period; provided that Purchaser must notify Seller of such objection to title within two (2) business days of being made aware of the existence of such exception. If Purchaser sends a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to a Title Notice under Section 2.2 hereof.

                  Section 2.4 Permitted Exceptions. The Property shall be conveyed subject to the following matters, which are hereinafter referred to as the "Permitted Exceptions":

                  (a) those matters that either are not objected to in writing within the time periods provided in Sections 2.2 or 2.3 hereof, or if objected to in writing by Purchaser, are those which Seller has elected not to remove or cure, or has been unable to remove or cure, and subject to which Purchaser has elected or is deemed to have elected to accept the conveyance of the Property;

                  (b) the rights of tenants under the Leases;

                  (c) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

                  (d) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and

                  (e) items shown on the Survey and not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Section 2.2 hereof; and

                  (f) the Ground Lease.

                  Section 2.5 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser fee simple title to the Land and Improvements, by execution and delivery of the Deed (as defined in Section 4.2(a) hereof), the Assignment and Assumption of Lease between Ground Lessor (the "Fee Assignment") and Purchaser, and the Assignment and Assumption of Lease between Ground Lessee and Purchaser (the "Leasehold Assignment"). Evidence of delivery of such title shall be the issuance by the Title Company, or another national title company selected by Purchaser, of an ALTA (10-17-92) Owner's Policy of Title Insurance (the "Title Policy") covering the Real Property, in the full amount of the Purchase Price, subject only to the Permitted Exceptions.


                                   ARTICLE III

                               REVIEW OF PROPERTY

                  Section 3.1 Right of Inspection. During the period beginning upon August 15, 2002 and ending at 5:00 p.m. (local time at the Property) on October 1, 2002 (hereinafter referred to as the "Inspection Period"), as well as during the period between the end of the Inspection Period and the Closing or earlier termination of this Agreement, Purchaser shall have the right to (a) make a physical inspection of the Real Property, including an inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement, (b) examine at the Property (or the property manager's office, as the case may be) documents and files located at the Property or the property manager's office concerning the leasing, maintenance and operation of the Property (including without limitation, operating statements and cash flow statements for the Property, copies of permits, licenses, certificates of occupancy, plans and specifications, and insurance certificates related to the Property, to the extent in Seller's or the property manager's possession), but excluding partnership or corporate records of Seller or of any entity having a direct or indirect ownership interest in Seller, internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary, confidential or privileged information (collectively, the "Confidential Documents") and (c) interview tenants at the Property in the presence of Seller's representative, to the extent tenants are willing to do so.

                  Purchaser understands and agrees that any on-site inspections of the Property and tenant interviews shall occur at reasonable times agreed upon by Seller and Purchaser after reasonable prior written notice to Seller (twenty-four (24) hours being deemed to be reasonable) and shall be conducted so as not to interfere unreasonably with the use of the Property by Seller or its tenants. Seller reserves the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, including without limitation a Phase II environmental study or testing which would otherwise damage or disturb any portion of the Property, Purchaser shall do so only after notifying Seller and obtaining Seller's prior written consent thereto, which consent may be subject to any terms and conditions imposed by Seller in its sole discretion, including without limitation, providing Seller with evidence of insurance in form and substance satisfactory to Seller and the prompt restoration of the Property to its condition prior to any such inspections or tests, at Purchaser's sole cost and expense. In no event shall Purchaser provide any governmental entity or agency with information concerning the environmental condition of the Property without obtaining Seller's prior written consent thereto, which Seller agrees to provide in the event that Purchaser is required by applicable law to provide such information to a governmental entity or agency. At Seller's option, Purchaser will furnish to Seller copies of any reports received by Purchaser relating to any inspections of the Property, at no cost to Seller. Purchaser agrees to protect, indemnify, defend and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys' fees and expenses), damages or injuries to the extent arising out of or resulting from the inspection of the Property by Purchaser or its agents or consultants, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement.

                  Section 3.2 Environmental Reports. PURCHASER ACKNOWLEDGES THAT
(1) PURCHASER HAS RECEIVED COPIES OF THE ENVIRONMENTAL REPORTS LISTED ON EXHIBIT D ATTACHED HERETO, (2) IF SELLER DELIVERS ANY ADDITIONAL ENVIRONMENTAL REPORTS TO PURCHASER, PURCHASER WILL ACKNOWLEDGE IN WRITING THAT IT HAS RECEIVED SUCH REPORTS PROMPTLY UPON RECEIPT THEREOF, AND (3) ANY ENVIRONMENTAL REPORTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND AS BETWEEN SELLER AND PURCHASER, MAY NOT BE RELIED UPON IN CONNECTION WITH THE PURCHASE OF THE PROPERTY, IT BEING UNDERSTOOD AND AGREED THAT IF PURCHASER OBTAINS LETTERS FROM THE PARTIES WHO HAVE PREPARED THE REPORTS ALLOWING PURCHASER TO RELY ON SAID REPORTS, ANY SUCH RELIANCE BY PURCHASER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY IS AT PURCHASER'S OWN RISK. PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT. PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, ITS OWN INVESTIGATION OF THE ENVIRONMENTAL CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT SELLER HAS PROVIDED ALL ENVIRONMENTAL OR OTHER REPORTS THAT MAY HAVE BEEN PREPARED WITH RESPECT TO THE PROPERTY. THE PROVISIONS OF THIS SECTION 3.2 SHALL SURVIVE THE CLOSING.

                  Section 3.3 Right of Termination. If for any reason whatsoever Purchaser determines that the Property or any aspect thereof is unsuitable for Purchaser's acquisition, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period, and if Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall, subject to the express provisions hereof, be deemed to have approved all aspects of the Property (except title and survey, which shall be governed by Article II hereof) and to have elected to proceed with the purchase of the Property pursuant to the terms hereof.

                  Section 3.4 Review of Tenant Estoppels. Seller shall deliver to each tenant of the Property an estoppel certificate in substantially the form of Exhibit E attached hereto and shall request that the tenants complete and sign the estoppel certificates and return them to Seller. Notwithstanding anything contained in the immediately preceding sentence to the contrary, it is understood and agreed that (i) a particular Lease may mandate or permit the form of, or issues addressed by, an estoppel certificate and if an estoppel certificate is completed in accordance with the standards therefor set forth in the corresponding Lease, Purchaser may not object to form of, or issues addressed by, the estoppel certificate; and (ii) Seller shall only be obligated to provide tenant estoppel certificates from the tenants listed on Exhibit F attached hereto(the "Major Tenant Estoppels") and from such tenants as would bring the total space covered by estoppel certificates to 1,500,000 rentable square feet (together with the Major Tenant Estoppels, the "Required Estoppels"), which estoppels meet the tenant estoppel standards described in the corresponding Leases. Seller shall deliver copies of the completed estoppel certificates (the "Tenant Estoppels") to Purchaser as Seller receives them. Purchaser shall notify Seller no less than three (3) business days prior to the Closing in the event Purchaser determines that any Tenant Estoppel delivered to Purchaser is not acceptable to Purchaser along with the reasons for such determination; provided, however, that Purchaser may not object to, and shall be deemed to have approved, the form of a Tenant Estoppel which is required or permitted by a Lease.

                  In the event that Seller fails to obtain the Required Estoppels that are satisfactory to Purchaser at or prior to the date of Closing (or in lieu thereof, at Seller's option, Seller estoppels which meet the tenant estoppel standards in the corresponding Lease), Purchaser shall have the right to terminate this Agreement by written notice to Seller. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser fails to give Seller a notice of termination as set forth above, Purchaser shall be deemed to have approved the Tenant Estoppels (and Seller estoppels, if applicable) and to have elected to proceed with the purchase of the Property pursuant to the terms hereof. Notwithstanding anything hereinbefore contained to the contrary, to the extent that the Major Tenant Estoppels from First Union (Wachovia Corporation) or PNC Bank do not cover the following matters, Seller shall provide Purchaser with a Seller estoppel in the form attached hereto as Exhibit U which describes any prepaid rent, any outstanding "free rent" or other rent concession, any outstanding landlord work or tenant allowances, and any outstanding leasing commissions due in connection with said Leases (or indicates that any such amounts have been paid in full).

                  Any Tenant Estoppel which is received from a tenant after Seller provides its own estoppel may be substituted for Seller's estoppel and Seller shall have no further liability thereunder, provided that such Tenant Estoppel contains no changes or, if changed, is otherwise reasonably acceptable to Purchaser. The provisions of this Section 3.4 shall survive the Closing.


                                   ARTICLE IV

                                     CLOSING

                  Section 4.1 Time and Place. The consummation of the transaction contemplated hereby (the "Closing") shall be held at the offices of Escrow Agent on October 3, 2002. In no event may the Closing date be extended beyond October 31, 2002, time being of the essence with regard to said date. At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions; provided that neither the Deed, the Fee Assignment nor the Leasehold Assignment shall be recorded until Seller receives confirmation that Seller has received the full amount of the Purchase Price (including the Deposit), adjusted by prorations as set forth herein. At Purchaser's option, the Closing shall be consummated through an escrow administered by Escrow Agent as agent for Title Company pursuant to additional escrow instructions that are consistent with this Agreement. In such event, the Purchase Price (including the Deposit) and all documents shall be deposited with Escrow Agent as escrowee, and the Closing shall be a "New York style closing" pursuant to which the Deed shall not be released or recorded until Seller receives confirmation that Seller has received the full amount of the Purchase Price (including the Deposit), adjusted by prorations as set forth herein. At Seller's option, Seller may omit from the Deed, the Fee Assignment and the Leasehold Assignment references to the Permitted Exceptions, however, title to the fee and leasehold interests conveyed pursuant to the Deed, the Fee Assignment and the Leasehold Assignment shall be conveyed subject to the same. The terms of the immediately preceding sentence shall survive the Closing.

                  Section 4.2 Seller's Obligations at Closing. At Closing, Seller shall:

                  (a) deliver to Purchaser a duly executed special warranty deed (the "Deed") in the form attached hereto as Exhibit G, conveying the Land and Improvements, subject only to the Permitted Exceptions; the warranty of title in the Deed will be only as to claims made by, through or under Seller and not otherwise;

                  (b) deliver to Purchaser a duly executed bill of sale (the "Bill of Sale") conveying the Personal Property without warranty of title or use and without warranty, express or implied, as to merchantability and fitness for any purpose and in the form attached hereto as Exhibit H;

                  (c) assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases, Rents and Security Deposits, and any and all obligations to pay leasing commissions and finder's fees with respect to the Leases and amendments, renewals and expansions thereof, to the extent provided in Section 4.4(b)(v) hereof, by duly executed assignment and assumption agreement (the "Assignment of Leases") in the form attached hereto as
Exhibit I pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining thereto to the extent arising prior to the Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining thereto to the extent arising from and after the Closing, including without limitation, claims made by tenants with respect to tenants' Security Deposits to the extent paid, credited or assigned to Purchaser;

                  (d) assign to  Purchaser,  and  Purchaser  shall  assume,  the landlord/lessor  interest  in and to the  Ground  Lease  by  duly  executed  Fee
Assignment, and assign to Purchaser, and Purchaser shall assume, the tenant/lessee interest in and to the Ground Lease by duly executed Leasehold Assignment in the forms attached hereto as Exhibit R and Exhibit S, respectively, pursuant to which Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining thereto to the extent arising from and after the Closing;

                  (e) to the extent assignable, assign to Purchaser, and Purchaser shall assume, Seller's interest in the Operating Agreements listed on Exhibit C and the other Intangibles by duly executed assignment and assumption agreement (the "Assignment of Contracts") in the form attached hereto as Exhibit J pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining thereto to the extent arising prior to the Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining thereto to the extent arising from and after the Closing;

                  (f) execute a notice (the "Tenant Notice") in the form attached hereto as Exhibit K, which Purchaser shall send to each tenant under each of the Leases promptly after the Closing, informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable, any Security Deposits), and directing that all Rent and other sums payable after the Closing under each such Lease be paid as set forth in the Tenant Notice;

                  (g) In the event that any representation or warranty of Seller needs to be modified due to changes since the Effective Date, deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and is expressly permitted under the terms of this Agreement or is not a breach of Seller's covenants hereunder, or (ii) occurs between the Effective Date and the date of the Closing and is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, in Purchaser's reasonable discretion, constitute the non-fulfillment of the condition set forth in Section 4.6(b) hereof; if, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

                  (h) deliver to Purchaser such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

                  (i) deliver to Purchaser a certificate in the form attached hereto as Exhibit L duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;

                  (j) deliver to Purchaser originals (to the extent originals are in Seller's possession, or photocopies if originals are not in Seller's possession) of the Leases and the Operating Agreements, together with such leasing and property files and records located at the Property or the property manager's office, but excluding any Confidential Documents;

                  (k) deliver such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Seller (which, in the event that the Closing is a "New York style closing", shall include a "gap" instrument in a form reasonably acceptable to Seller with respect to Seller's acts since the date of a title bring down, which Purchaser shall cause Title Company to prepare as of a date within two (2) business days of the Closing);

                  (l) deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;

                  (m) execute a closing statement acceptable to Seller;

                  (n) deliver to Purchaser a waiver from Seller's Broker (as defined in Section 8.1 hereof), in a form reasonably acceptable to Seller' Broker, of its right to file a claim under the Commercial Real Estate Broker Lien Act; and

                  (o) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

                  Section 4.3 Purchaser's Obligations at Closing. At Closing, Purchaser shall:

                  (a) pay to Seller the full amount of the Purchase Price net of the Deposit (it being understood and agreed that Purchaser shall join Seller in directing Escrow Agent to pay the Deposit to Seller at Closing), as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.4 hereof;

                  (b) join Seller in execution of the Assignment of Leases, Fee Assignment, Leasehold Assignment and Assignment of Contracts;

                  (c) In the event that any representation or warranty of Purchaser set forth in Sections 5.5(a) or (b) hereof needs to be modified due to changes since the Effective Date, deliver to Seller a certificate, dated as of the date of Closing and executed on behalf of Purchaser by a duly authorized representative thereof, identifying any such representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Purchaser be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty set forth in Sections 5.5(a) or (b) hereof which results from any change that (i) occurs between the Effective Date and the date of Closing and is expressly permitted under the terms of this Agreement, or (ii) occurs between the Effective Date and the date of the Closing and is beyond the reasonable control of Purchaser to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Purchaser to prevent shall, if materially adverse to Seller, constitute the non-fulfillment of the condition set forth in Section 4.7(c) hereof; if, despite changes or other matters described in such certificate, the Closing occurs, Purchaser's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

                  (d) deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

                  (e)  deliver  such   affidavits  as  may  be  customarily  and
reasonably required by the Title Company, in a form reasonably acceptable to Purchaser;

                  (f) execute a closing statement acceptable to Purchaser; and

                  (g) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

                  Section 4.4 Credits and Prorations.

                  (a) All income and expenses of the Property shall be apportioned as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs and shall, except to the extent otherwise provided herein, be performed on a cash basis. Subject to the provisions of this Section 4.4, such prorated items shall include without limitation the following: (i) all Rents and rents payable under the Ground Lease, if any; (ii) taxes and assessments (including personal property taxes on the Personal Property) levied against the Property; (iii) utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility; (iv) all amounts payable under brokerage agreements for leases entered into during the Lease Approval Period (as defined in Subsection 4.4(b)(v) below) and Operating Agreements that are assigned and assumed in each case pursuant to the terms of this Agreement; (v) amounts payable under that certain purchase order from Seller to the Schindler Elevator Corporation ("Schindler") described in Section
5.7 below; and (vi) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which the Property is located, expressly excluding any premiums for insurance (as Seller is not assigning its insurance policies to Purchaser) and debt service.

                  (b) Notwithstanding anything contained in Section 4.4(a) hereof:

                    (i) At Closing, (A) Seller shall, at Seller's option, either deliver to Purchaser any Security Deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such Security Deposits (to the extent such Security Deposits have not been applied against delinquent Rents or otherwise as provided in the Leases), and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller's option, Seller shall be entitled to receive and retain such refundable cash and deposits;

                    (ii) Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing, subject to the provisions of Section 4.4(d) hereof;

                    (iii) Charges referred to in Section 4.4(a) hereof which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall
(A) make a good faith effort after Closing to collect such charges in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect the same, and (B) promptly remit any amounts collected hereunder to Seller;

                    (iv) As to utility charges referred to in Section 4.4(a)(iii) hereof, Seller may on notice to Purchaser elect to pay one or more or all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement;

                    (v) Purchaser shall be responsible for the payment of (A) all Tenant Inducement Costs (as hereinafter defined) and leasing commissions which become due and payable (whether before or after Closing) as a result of any new Leases, or any renewals, amendments or expansions of Leases (whether or not entered into pursuant to an option), arising or entered into during the Lease Approval Period and approved or deemed approved in accordance with Section
5.4 hereof; and (B) all Tenant Inducement Costs and leasing commissions with respect to new Leases, or renewals, amendments or expansions of existing Leases, arising, signed or entered into from and after the date of Closing, including but not limited to leasing commissions that become payable after the termination of a brokerage agreement listed on Exhibit N attached hereto in accordance with the terms of such an agreement; and (C) all Tenant Inducement Costs and leasing commissions listed on Exhibit M attached hereto. Seller shall be responsible for (A) the payment of all Tenant Inducement Costs and leasing commissions accruing prior to the date of Closing with respect to existing Leases which are not the obligation of Purchaser under the immediately preceding sentence, and (B) the Tenant Inducement Costs and leasing commissions set forth on Exhibit V attached hereto and made a part hereof. If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes hereof, the term "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder for tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances. The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing. For purposes hereof, the term "Lease Approval Period" shall mean the period from September 6, 2002 until the date of Closing;

                    (vi) Unpaid and delinquent Rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such Rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent Rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that (i) all Rent received by Seller or Purchaser within the first ninety (90) day period after the date of Closing shall be applied first to delinquent Rent, if any, in the order of their maturity, and then to current Rent, and (ii) all Rent received by Seller or Purchaser after the first ninety (90) day period after the date of Closing shall be applied first to current Rent and then to delinquent Rent, if any in the inverse order of maturity; provided, however, that no amounts shall be applied to delinquent Rents that are more than thirty
(30) days overdue as of the date of Closing until all delinquent Rent relating to the period after the date of Closing have been paid. Purchaser will make a good faith effort after Closing to collect all Rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures. Seller may not attempt to collect any delinquent Rents owed Seller and may not institute any lawsuit or collection procedures to collect the same. In the event that there shall be any Rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any Rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller's portion thereof shall be remitted promptly to Seller by Purchaser. The parties hereto agree that the matters covered by this Subsection 4.4(b)(vi) shall not be discussed with any tenant or tenant representative.

                  (c) Inasmuch as there are no currently pending appeals of the real property tax assessment of the Property, there shall not be any prorations of any real property tax refunds under this Agreement.

                  (d) Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties' reasonable estimates of such amount, and shall be the subject of a final proration ninety (90) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Any reconciliation of revenue or expense amounts relating to Leases which needs to be made in connection with this Section 4.4 shall be prepared by Purchaser and submitted to Seller for Seller's review and approval. Purchaser shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be in a form consistent with the closing statement delivered at Closing and which shall be subject to Seller's approval. Upon Seller's acceptance and approval of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final, and any payment due to any party as a result of such final proration shall be made within fifteen (15) days of such approval by Seller.

                  (e) Subject to the final sentence of Section 4.4(d) hereof, the provisions of this Section 4.4 shall survive Closing.

                  Section 4.5 Transaction Taxes and Closing Costs.

                  (a) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance;

                  (b) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:

                    (i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent;

                    (ii) one-half of any transfer tax, sales tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property from Seller to Purchaser; and

                    (iii) the fees for Seller's Broker.

                  (c) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses:

                    (i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent;

                    (ii) the fee for the title examination and the Title Commitment and the premium for the Owner's Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing, and all endorsements thereto;

                    (iii) the cost of the Survey;

                    (iv) the fees for recording the Deed, the Fee Assignment and the Leasehold Assignment; and

                    (v) one-half of any transfer tax, sales tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property from Seller to Purchaser.

                  (d) The Personal Property is included in this sale without charge, except that Purchaser shall pay to Seller the amount of any and all sales or similar taxes payable in connection with the transfer of the Personal Property and Purchaser shall execute and deliver any tax returns required of it in connection therewith;

                  (e) All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same; and

                  (f) The provisions of this Section 4.5 shall survive the Closing.

                  Section 4.6 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

                  (a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof;

                  (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement);

                  (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing; and

                  (d) Subject to the provisions of Article VII, there shall be no material change in the physical condition of the Property at Closing as on the last day of the Inspection Period, reasonable wear and tear excepted.

                  Section 4.7 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

                  (a) Seller shall have received the Purchase Price as adjusted as provided herein (including the Deposit), pursuant to and payable in the manner provided for in this Agreement;

                  (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof;

                  (c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement); and

                  (d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.


                                    ARTICLE V

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

                  Section 5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.2(g) hereof:

                  (a) Organization and Authority. Each of the entities comprising Seller has been duly organized and is validly existing under the laws of the Commonwealth of Pennsylvania. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so. This Agreement has been duly executed and delivered by Seller and is enforceable against Seller in accordance with its terms (subject to bankruptcy, insolvency, and creditors' rights limitations and laws generally and other general equitable principles).

                  (b) Pending Actions. To Seller's knowledge, Seller has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending or threatened against Seller or Seller's interest in the Property which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

                  (c) Operating Agreements. To Seller's knowledge, the Operating Agreements listed on Exhibit C are all of the agreements concerning the operation and maintenance of the Property entered into by Seller and affecting Seller's interest in the Property or by which the

Property is bound, except those agreements that are not assignable or are to be terminated by Seller, which termination shall be effective within thirty (30) days after the Closing, and except any agreement with Ground Lessee's property manager, which shall be terminated by Ground Lessee as of the date of Closing.

                  (d) Lease Brokerage. To Seller's knowledge, there are no agreements with brokers affecting the Property providing for the payment from and after the Closing by Ground Lessee or Ground Lessee's successor-in-interest of leasing commissions or fees for procuring tenants with respect to the Property, except as disclosed in Exhibit N hereto.

                  (e) Condemnation. To Seller's knowledge, Seller has received no written notice of any pending or threatened condemnation proceedings relating to the Property.

                  (f) Litigation. To Seller's knowledge, except as set forth on Exhibit O attached hereto (which includes tenant eviction proceedings, tenant bankruptcies, proceedings for the collection of delinquent rentals from tenants) and except proceedings related to claims for personal injury or damage to property due to events occurring at the Property (which are covered by Seller's insurance or are Seller's obligation to the extent of Seller's liability with respect thereto), Seller has not received written notice of any litigation which has been filed or threatened against Seller that arises out of the ownership of the Property and would materially affect the Property or use thereof, or Seller's ability to perform hereunder.

                  (g) Violations. To Seller's knowledge, except as set forth on Exhibit P attached hereto, Seller has not received written notice of, or has any knowledge of, any uncured violation of any federal, state or local law relating to the use or operation of the Property which would materially adversely affect the Property or use thereof.

                  (h) Leases. To Ground Lessee's knowledge, the rent roll attached hereto as Exhibit Q is accurate in all material respects, and lists (i) all of the Leases currently affecting the Property, (ii) all Security Deposits held under such Leases, and (iii) all delinquencies under such Leases as of the date hereof. To Ground Lessee's knowledge, except as set forth in Exhibit T attached hereto (i) neither Ground Lessee nor any tenant is in material default under the applicable Lease, (ii) no tenant under any Lease has any offsets against rent (except as expressly set forth in the applicable Lease), (iii) no tenant is challenging any of the rental due to Ground Lessee as landlord under the applicable Lease, (iv) true, correct and complete copies of the Leases have been made available for Purchaser's inspection at the Property prior to the date of Closing, and (v) except as set forth in Exhibit M, Exhibit N and Exhibit V, there is no outstanding landlord work, tenant allowances, or leasing commissions due or payable in connection with the Leases. Seller makes no representation or warranty with regard to subleases, subtenants or other occupants of the Property or any portion thereof.

                  (i) Not a Foreign Person. Each of the entities comprising Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980.

                  (j) Special Assessments. To Seller's knowledge, Seller has received no notice of any special assessments levied against Seller's interest in the Property, or any portion thereof, nor to Seller's knowledge, are there any special assessments currently pending or threatened.

                  (k)   Zoning.   To   Seller's   knowledge,   (a)  the   zoning
classification of the Real Property is C-5 Commercial, and (b) the present use of the Real Property is in compliance with zoning laws and ordinances.

                  (l) Environmental Reports. To Seller's knowledge, it has provided to Purchaser all Phase I environmental studies or testing prepared for Seller with respect to the Property in the two (2) year period preceding the Effective Date, but Seller makes no representation or warranty that Seller has provided all environmental or other reports that may have been prepared with respect to the Property in the two (2) year period preceding the Effective Date.

                  (m) Ground Lease. Seller is the holder of the entire right, title and interest of Ground Lessor and Ground Lessee in the Ground Lease.

                  Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have no liability with respect to any of the representations and warranties in this Section 5.1 from and after the date of Closing to the extent that Purchaser receives a Tenant Estoppel before or after the Closing in accordance with Section 3.4 hereof covering the same items to the extent consistent with such representations and warranties.

                  Section 5.2 Knowledge Defined. References to the "knowledge" of Seller or Ground Lessee shall refer only to the current actual knowledge of Linda K. Lyon (the "Designated Representative"), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller (including without limitation, Ground Lessee), to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof (including without limitation, Ground Lessee) or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. The Designated Representative is the employee of Metropolitan Life Insurance Company who is the company's asset manager for the Property (provided neither this section nor any other provision hereof is intended to impose any personal liability on such Designated Representative).

                  Section 5.3 Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section
5.1 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of two hundred seventy (270) days. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing. Seller shall have no liability to Purchaser for a breach of any representation or warranty (a) unless the valid claims for all such breaches collectively aggregate more than Seventy-Five Thousand Dollars and no/100 ($75,000.00), in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section), and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said two hundred seventy (270) day period and an action shall have been commenced by Purchaser against Seller within ninety (90) days thereafter. Purchaser agrees to first seek recovery under any insurance policies and service contracts prior to seeking recovery from Seller (during which period the running of the ninety (90) day period for commencement of an action shall be tolled), and Seller shall not be liable to Purchaser if Purchaser's claim is satisfied from such insurance policies or service contracts. If Purchaser seeks recovery from Seller with regard to claims relating to Leases, Purchaser agrees that Seller may first seek recovery under the applicable Lease (during which period the running of the ninety (90) day period for commencement of an action shall be tolled), and Seller shall not be liable to Purchaser if Purchaser's claim is satisfied from such Lease. As used herein, the term "Cap" shall mean the total aggregate amount of One Million Dollars and no/100 ($1,000,000.00).

                  Section 5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

                  (a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall (i) use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof, and (ii) maintain (or cause the maintenance of) all casualty, liability and hazard insurance currently in force with respect to the Property. Ground Lessee shall maintain its property insurance policy relating to the Improvements (which Ground Lessee represents is an "all-risk" replacement cost policy) in full force and effect up to the date of the Closing.

                  (b) Except as provided hereinbelow, a copy of any amendment, renewal, expansion or voluntary termination of an existing Lease or of any new Lease which Seller wishes to execute between September 17, 2002 and the date of Closing will be submitted to Purchaser prior to execution by Seller. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt thereof of either its approval or disapproval thereof, including all Tenant Inducement Costs, and leasing commissions to be incurred in connection therewith. In the event Purchaser informs Seller within such five (5) business day period that Purchaser does not approve the amendment, renewal, expansion or voluntary termination of any existing Lease or the new Lease provided to Purchaser, which approval shall not be unreasonably withheld, Seller shall not enter into such amendment, renewal, expansion or voluntary termination or new Lease; provided, however, Purchaser shall have no right to disapprove and shall be deemed to have approved any renewal, expansion or voluntary termination which occurs or is made pursuant to the terms of an existing Lease. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five (5) business day period set forth above, Purchaser shall be deemed to have approved such new Lease, amendment, renewal, expansion or voluntary termination, including all Tenant Inducement Costs and leasing commissions to be incurred in connection therewith. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs and leasing commissions (but in all events, excluding attorneys' fees and expenses) theretofore paid by Seller relating to an amendment, a renewal, an expansion, voluntary termination or a new Lease approved (or deemed approved) by Purchaser.

                  (c) Except for those agreements that are not assignable or are to be terminated by Seller in accordance with this Agreement and the purchase order for the Elevator Work described in Section 5.7 hereof, from the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall not enter into, modify, amend or terminate any material agreement with respect to the Property which would encumber or be binding upon the Property from and after the date of the Closing without in each instance obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed given unless withheld by written notice to Seller given within five (5) business days after Seller's written request therefor.

                  Section 5.5 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.3(c) hereof:

                  (a) Organization and Authority. Purchaser has been duly organized and is validly existing under the laws of Maryland. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Purchaser is authorized to do so. This Agreement has been duly executed and delivered by Purchaser and is enforceable against Purchaser in accordance with its terms (subject to bankruptcy, insolvency, and creditors' rights limitations and laws generally and other general equitable principles).

                  (b) Pending  Actions.  To Purchaser's  knowledge,  there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

                  (c) ERISA. (i) As of the Closing, (1) Purchaser will not be an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as "Plan"), and (2) the assets of the Purchaser will not constitute "plan assets" of one or more such Plans within the meaning of Department of Labor ("DOL") Regulation Section 2510.3-101.

                  (ii) As of the Closing, if Purchaser is a "governmental plan" as defined in Section 3(32) of ERISA, the closing of the sale of the Property will not constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans.

                  (iii) As of the Closing, Purchaser will be acting on its own behalf and not on account of or for the benefit of any Plan.

                  (iv) Purchaser has no present intent to transfer the Property to any entity, person or Plan which will cause a violation of ERISA.

                  (v) Purchaser shall not assign its interest under this Agreement to any entity, person, or Plan which will cause a violation of ERISA.

                  Section 5.6 Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in Section
5.5 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of two hundred seventy (270) days. No claim for a breach of any representation or warranty of Purchaser shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Seller prior to Closing. Purchaser shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Purchaser prior to the expiration of said two hundred seventy (270) day period and an action shall have been commenced by Seller against Purchaser within ninety (90) days thereafter.

                  Section 5.7 Certain Covenants of Seller and Purchaser Regarding Elevators. Purchaser and Seller acknowledge that three (3) elevator cabs in the high-rise elevator bank of the East Tower of the Improvements have sustained water and other damage, and that Seller has entered into or intends to enter into purchase orders with Schindler, H2L2 and Tabor/Acoustical Incorporated (collectively, the "Elevator Contractors") to complete certain work to repair the elevator cabs, including remedial fire safing and shaft wall systems repair and replacement (the "Elevator Work"). The date of completion of the Elevator Work is estimated to occur subsequent to the Closing date and the cost of which is estimated to be approximately the following amounts:

               Schindler                                   $95,400
               H2L2                                         91,670
               Tabor/Acoustical Incorporated                 8,400

Inasmuch as the parties do not want to delay the Closing date to a date that the parties deem would be necessary to complete the Elevator Work, the parties have agreed to proceed to close the sale of the Property on the Closing date, at which time Seller has agreed to provide Purchaser with a credit equal to the unpaid amount owed to the Elevator Contractors under the purchase orders as of the Closing date. Purchaser shall be solely responsible for the completion of the unfinished Elevator Work and the payment to the Elevator Contractors of the unpaid amount owed under the purchase orders as of the Closing date, and shall indemnify and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys' fees and expenses), damages or injuries arising out of or resulting from Purchaser's completion of the unfinished Elevator Work on or after the Closing date or from a claim by the Elevator Contractors relating thereto. Purchaser shall provide Seller with paid invoices, lien waivers and such other as items as shall be reasonably requested by Seller or its insurance carriers in order to support Seller's insurance claim for the Elevator Work. The provisions of this Section 5.7 shall survive the Closing.

                                   ARTICLE VI

                                     DEFAULT

                  Section 6.1 Default by Purchaser. In the event the sale of the Property as contemplated hereunder is not consummated due to Purchaser's default hereunder, Seller shall be entitled, as its sole and exclusive remedy at law or in equity, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof.

                  Section 6.2 Default by Seller. In the event the sale of the Property as contemplated hereunder is not consummated due to Seller's default hereunder, Purchaser shall be entitled, as its sole and exclusive remedy at law or in equity, either (a) to be reimbursed for its actual out-of-pocket expenses incurred in connection herewith not to exceed $25,000 and to receive the return of the Deposit, which reimbursement and return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to convey the Property to Purchaser in accordance with the terms of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Except with respect to the items described in clause (a) hereof, Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder. If the sale of the Property is not consummated due to Seller's default hereunder, Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

                  Section 6.3 Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit the damages recoverable by either party against the other party due to the other party's obligation to indemnify such party in accordance with this Agreement. This Section shall survive the Closing or the earlier termination of this Agreement.


                                   ARTICLE VII

                                  RISK OF LOSS

                  Section 7.1 Minor Damage or Condemnation. In the event of loss or damage to, or condemnation of, the Property or any portion thereof which is not "Major" (as hereinafter defined), this Agreement shall remain in full force and effect and at the Closing, Seller shall deliver to Purchaser all insurance or condemnation proceeds theretofore received by Seller on account of such loss, damage or condemnation and assign to Purchaser, without representation, warranty or recourse to Seller, all of Seller's right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question; provided, however that Seller shall, to the extent feasible prior to the Closing date and to Purchaser's reasonable satisfaction, perform any repairs as are required by any Lease or to secure the damaged portion of the Property and protect it from further damage (and any amounts expended by Seller for such repairs shall be deducted from the proceeds assigned by Seller to Purchaser hereunder). To the extent such repairs are incomplete as of the Closing date, Seller shall assign to Purchaser, and Purchaser shall assume, Seller's repair contract (which repair contract shall have been subject to Purchaser's reasonable approval), and Purchaser shall be solely responsible for the completion of such repairs after the Closing date and for the payment to Seller's contractor of the unpaid amount owed under the repair contract as of the Closing date. If Seller assigns a casualty claim to Purchaser hereunder, the Purchase Price shall be reduced by an amount equal to the lesser of (a) the sum of (i) any deductible amount under Seller's insurance policy, and (ii) any uninsured amounts under Seller's insurance policy, or (b) the cost of such repairs as determined in accordance with Section 7.3 hereof. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

                  Section 7.2 Major Damage. In the event of a Major loss or damage to, or condemnation of, the Property or any portion thereof, Purchaser may terminate this Agreement by written notice to Seller. In the event of a Major loss or damage to, or condemnation of, the Property or any portion thereof where the sum of any deductible amount under Seller's insurance policy and any uninsured amounts under Seller's insurance policy is equal to or greater than Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00), Seller may terminate this Agreement by written notice to Purchaser. In the event this Agreement is so terminated, the Deposit shall be returned to Purchaser. If neither Seller nor Purchaser so elects to terminate this Agreement within ten
(10) days after Seller sends Purchaser written notice of the occurrence of such Major loss, damage or condemnation (which notice shall state the cost of repair or restoration thereof as opined by an architect in accordance with Section 7.3 hereof), then Seller and Purchaser shall be deemed to have elected to proceed with the Closing, in which event at the Closing, Seller shall deliver to Purchaser all insurance or condemnation proceeds theretofore received by Seller on account of such loss, damage or condemnation and assign to Purchaser, without representation, warranty or recourse to Seller, all of Seller's right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question; provided, however that Seller shall, to the extent feasible prior to the Closing date and to Purchaser's reasonable satisfaction, perform any repairs as are required by any Lease or to secure the damaged portion of the Property and protect it from further damage (and any amounts expended by Seller for such repairs shall be deducted from the proceeds assigned by Seller to Purchaser hereunder). To the extent such repairs are incomplete as of the Closing date, Seller shall assign to Purchaser, and Purchaser shall assume, Seller's repair contract (which repair contract shall have been subject to Purchaser's reasonable approval), and Purchaser shall be solely responsible for the completion of such repairs after the Closing date and for the payment to Seller's contractor of the unpaid amount owed under the repair contract as of the Closing date. If Seller assigns a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the lesser of (a) the sum of (i) any deductible amount under Seller's insurance policy, and (ii) any uninsured amounts under Seller's insurance policy, or (b) the cost of such repairs as determined in accordance with Section 7.3 hereof. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

                  Section 7.3 Definition of "Major" Loss or Damage. For purposes of Sections 7.1 and 7.2, "Major" loss, damage or condemnation refers to the following: (a) loss or damage to the Property hereof such that the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00), and (b) any loss due to a condemnation which permanently and materially impairs the current use of the Property, including without limitation, physical access thereto or parking therefor. If Purchaser does not give written notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.


                                  ARTICLE VIII

                                   COMMISSIONS

                  Section 8.1 Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller represents that its sole broker is Jones Lang LaSalle Americas, Inc. ("Seller's Broker"), and Purchaser represents that it has not engaged any broker. Each party hereto agrees that if any person or entity, other than the Seller's Broker, makes a claim for brokerage commissions or finder's fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys' fees and expenses) in connection therewith. Seller, pursuant to a separate agreement with Seller's Broker, agrees to pay Seller's Broker the commission earned by Seller's Broker in connection with the transaction contemplated by this Agreement. The provisions of this Section 8.1 shall survive Closing or any termination of this Agreement.


                                   ARTICLE IX

                             DISCLAIMERS AND WAIVERS

                  Section 9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered or given by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered or given by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports.

                  Section 9.2 AS-IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS TO THE PHYSICAL, STRUCTURAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY OR ITS COMPLIANCE WITH LAWS.

                  PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD "AS-IS."

                  PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS,
SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES

AND EXPENSES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE LAND OR IMPROVEMENTS, ANY LATENT OR PATENT CONSTRUCTION DEFECTS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

                  Section 9.3 Survival of  Disclaimers.  The  provisions of this
Article IX shall survive Closing or any termination of this Agreement.


                                    ARTICLE X

                                  MISCELLANEOUS

                  Section 10.1 Confidentiality. Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information (i) to the employees, lenders, consultants, accountants and attorneys of Purchaser provided that such persons agree in writing to treat such data and information confidentially, (ii) if it becomes legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigation, demand or similar process) to disclose the same, so long as Purchaser in such event furnishes Seller with prompt written notice thereof so that Seller may seek a protective order or other appropriate agreement with respect to such disclosure, and (iii) as may be reasonably necessary for Purchaser to enforce its rights hereunder. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this
Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing or any termination of this Agreement.

                  Section 10.2 Public Disclosure. Prior to and after the Closing, any press release or other public announcement of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller, which approval shall not be unreasonably withheld or delayed (except that in no event shall such press release or public announcement mention Purchaser's name without Purchaser's approval, which approval may be withheld in Purchaser's sole discretion). The provisions of this Section 10.2 shall survive the Closing or any termination of this Agreement.

                  Section 10.3 Assignment. (a) Subject to the provisions of this
Section 10.3, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Except as set forth in Section 10.3(b) below, Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion, and any such attempted assignment without Seller's prior written approval shall be null and void. In the event Purchaser intends to assign its rights hereunder, (i) Purchaser shall send Seller written notice of its request at least five (5) business days prior to Closing, which request shall include the legal name and structure of the proposed assignee, as well as any other information that Seller may reasonably request, and (ii) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller, and (iii) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder. Notwithstanding the foregoing, under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisor, create or otherwise cause a "prohibited transaction" under ERISA. Any transfer, directly or indirectly, of any controlling (as defined below) stock, partnership interest or other ownership interest in Purchaser shall constitute an assignment of this Agreement. The provisions of this Section 10.3 shall survive the Closing or any termination of this Agreement.

                  (b) Provided that Purchaser complies with the third sentence of Section 10.3(a), Purchaser shall have the right, without Seller's prior written consent, to assign or transfer any of Purchaser's rights, obligations and interests under this Agreement prior to the Closing to an Affiliate (as hereinafter defined), but no such assignment or transfer shall be deemed a release of Purchaser from its liabilities or obligations under this Agreement and such assignment or transfer shall not be permitted if it shall cause a violation of ERISA. For the purposes of this Section 10.3, an Affiliate shall mean any corporation, partnership, limited liability company or other entity which, directly or indirectly, controls or is controlled by, or is under common control, with Purchaser. For the purposes of this definition, "control" (including "controlling", "controlled by" and "under common control with") means the ownership of more than 50% of the voting stock of a corporation, or more than 50% of all the legal and equitable interests in any entity, and the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any entity, whether through the ownership of voting securities, common directors or officers, by contract or otherwise. Purchaser shall, in connection with any assignment or transfer permitted under clause (b) of this Section 10.3, provide Seller with a copy of any documentation evidencing such assignment or transfer at least five (5) business days prior to the Closing. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall be liable to pay, and agrees to pay in full at or prior to Closing, the transfer tax (if any) and any other applicable tax or assessment, which is or may be due on (i) any transfer of Purchaser's interest in this Agreement with respect to which Seller has provided Seller's prior written consent (however, Seller has no obligation to provide Seller's written consent with respect to any such transfer), and (ii) any transfer of Purchaser's interest in this Agreement to an Affiliate, and Purchaser and any such assignee and transferee (if any) shall jointly and severally indemnify and hold harmless Seller and Seller's successors and assigns, from and against any and all claims, damages, losses, costs, expenses and liabilities, including, without limitation, reasonable attorneys' fees and expenses, to the extent arising out of Purchaser's failure to comply with its obligations under clause
(b) of this Section  10.3.  The  provisions  of this

Section 10.3 shall survive Closing or any termination of this Agreement.

                  (c) Seller acknowledges that Purchaser has notified it of its intention to assign its rights, obligations and interests under this Agreement to an Affiliate of Purchaser, Hub Properties Trust, a Maryland real estate trust. Provided that Purchaser complies with the third sentence of Section 10.3(a) and with Section 10.3(b), Purchaser shall have the right, without Seller's prior written consent, to assign its rights, obligations and interests under this Agreement to Hub Properties Trust.

                  Section 10.4 Notices. Any notice pursuant to this Agreement shall be given by a party or its attorney in writing by (a) personal delivery,
(b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or
(c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:                       Metropolitan Life Insurance Company
                                    8300 Boone Boulevard, Suite 750
                                    Vienna, VA  22182
                                    Attention: Linda K. Lyon
                                    Telephone No. (703) 610-0321
                                    Telecopy No. (703) 848-2594

with a copy to:                     Metropolitan Life Insurance Company
                                    Law Department
                                    One Madison Avenue, 6th Floor
                                    New York, NY  10010
                                    Attention: William P. Gardella
                                    Telephone No. (212) 578-5884
                                    Telecopy No. (212) 578-3916

If to Purchaser:                    HRPT Properties Trust
                                    400 Centre Street
                                    Newton, MA  02458-2076
                                    Attention: John A. Mannix
                                    Telephone No. (617) 332-3990
                                    Telecopy No. (617) 332-2261

with a copy to:                     Sullivan & Worcester LLP
                                    One Post Office Square

                                    Boston, MA  02109
                                    Attention:  Nancy Grodberg, Esq.
                                    Telephone No. (617) 338-2434
                                    Telecopy No. (617) 338-2880


                  Section 10.5 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

                  Section 10.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter (including without limitation, that certain letter agreement dated August 14, 2002 from Seller to Purchaser, as amended), other than any confidentiality agreement executed by Purchaser in connection with the Property.

                  Section 10.7 Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 10.7 shall survive Closing.

                  Section 10.8 Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

                  Section 10.9 Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

                  Section 10.10 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

                  Section 10.11 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located. Purchaser and Seller agree that the provisions of this Section 10.11 shall survive the Closing or any termination of this Agreement.

                  Section 10.12 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

                  Section 10.13 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

                  Section 10.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

                  Section 10.15 Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 10.15 shall survive the Closing or any termination of this Agreement.

                  Section   10.16   Audit   Rights  and  Tenant   Reconciliation
Statements . For a period of three (3) years after the Closing, Purchaser shall allow Seller and its agents and representatives access without charge to (i) all files, records, and documents delivered to Purchaser at the Closing, and (ii) the financial records and financial statements for the Property (including but not limited to, financial records and financial statements related to the Reconciliation Statements, as such term is hereinafter defined) for the calendar year in which the Closing occurs and for the calendar year preceding the calendar year in which the Closing occurs, upon reasonable advance notice and at all reasonable times, to examine and to make copies of any and all such files, records, documents, and statements, which right shall survive the Closing. Purchaser shall prepare and provide to the tenants under the Leases a statement of the reconciliation of expenses between the landlord and the tenants under the Leases in accordance with the terms of the Leases (the "Reconciliation
Statements"),   and  Purchaser   shall   provide   Seller  with  copies  of  the
Reconciliation Statements at the same time that they are furnished to the tenants. If amounts are due from any tenants based on the Reconciliation Statements, Purchaser shall make a good faith effort after Closing to collect the same in the usual course of Purchaser's operation of the Property, and upon collection, to remit to Seller, Seller's share of those amounts in accordance with the terms of Section 4.4 hereof; however, Purchaser shall not be obligated to institute any lawsuit or other collection procedures to collect said amounts. Seller may not attempt to collect amounts due to it pursuant to the reconciliation of expenses between the landlord and the tenants in accordance with the terms of the Leases, and Seller may not institute any lawsuit or collection procedures. The provisions of this Section 10.16 shall survive the Closing.

                  Section 10.17 Financials. Seller shall provide Purchaser with access to the books and records of Seller (other than any Confidential Documents) for the purpose of preparing audited financial statements for the Property with respect to the 1999, 2000 and 2001 calendar years and stub 2002 period and any other financial statements required to be filed by Purchaser with the Securities and Exchange Commission, such financial statements to be prepared at Purchaser's sole cost and expense. The provisions of this Section 10.17 shall survive the Closing.

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                  Section 10.18  Non-Liability  of Trustees.  The Declaration of
Trust of Purchaser, a copy of which is duly filed with the Department of Assessments and Taxation of the State of Maryland, provides that the name "HRPT Properties Trust" refers to the trustees under such Declaration of Trust collectively as trustees, but not individually or personally, and that no agent of Purchaser shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Purchaser. All persons dealing with Purchaser in any way shall look only to the assets of Purchaser for the payment of any sum or the performance of any obligation.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

CENTRE SQUARE TWO, a Pennsylvania general partnership, by its authorized general partner, Centre Square Three, by its authorized general partner, Centre Square Five, by its authorized general partner, Metropolitan Life Insurance
Company


By: /s/ Amy Hersh
        Amy Hersh, Director

CENTRE SQUARE,  a  Pennsylvania  general  partnership,  by its
authorized   general  partner,   Metropolitan  Life  Insurance
Company


By: /s/ Amy Hersh
        Amy Hersh, Director

PURCHASER:

HRPT Properties Trust,
a Maryland real estate investment trust


By: /s/ John Mannix
    Name: John Mannix
    Title: President

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Escrow  Agent  executes  this   Agreement   below  solely  for  the  purpose  of
acknowledging  that it agrees to be bound by the  provisions of Sections 1.5 and
1.6 hereof.

ESCROW AGENT:

Title Associates, Inc.,
a New York corporation


By: /s/ Neal J. Miranda
         Name:  Neal J. Miranda
         Title: SVP/Counsel